Exhibit 3.1
CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

COMTECH TELECOMMUNICATIONS CORP.

Comtech Telecommunications Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is Comtech Telecommunications Corp. The name under which it was originally incorporated was Comtech Merger Corporation. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was December 30, 1986. The date of the filing of its Restated Certificate of Incorporation with the Secretary of State of the State of Delaware was September 6, 2006.

2. The Corporation hereby amends its Restated Certificate of Incorporation as follows:

Article FIFTH of the Restated Certificate of Incorporation, relating to the board of directors of the Corporation, is hereby amended and restated in its entirety and, as so amended and restated, shall read as follows:

FIFTH: The number of directors which shall constitute the entire Board of Directors of the Corporation shall be not less than three (subject to the rights of holders of a series of shares of Preferred Stock to elect one or more directors pursuant to any provisions contained in any certificate of designation creating such series of Preferred Stock), the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution duly adopted by a majority of the entire Board. Prior to the Corporation’s fiscal 2024 annual meeting of stockholders, the Board of Directors shall be divided into three classes, each to be as nearly equal in number as possible. Any director elected prior to the Corporation’s fiscal 2022 annual meeting of stockholders will serve for a three-year term expiring on the date of the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected. Each director elected at the Corporation’s fiscal 2022 annual meeting of stockholders will be elected for a term expiring at the 2023 annual

Exhibit 3.1
meeting of stockholders. Each director elected at the Corporation’s fiscal 2023 annual meeting of stockholders will be elected for a term expiring at the fiscal 2024 annual meeting of stockholders. At the Corporation’s fiscal 2024 annual meeting of stockholders and at each annual meeting of stockholders thereafter, all directors will be elected for a term expiring at the next annual meeting of stockholders. Each director shall hold office until the Corporation’s annual meeting of stockholders at which his or her term expires and until his or her successor is elected and qualified, or the earlier of his or her death, resignation or removal. In the event of any change in the authorized number of directors prior to the Corporation’s fiscal 2024 annual meeting of stockholders, such change shall be apportioned by the Board of Directors among the classes so as to maintain the number of directors comprising each class as nearly equal as possible, provided that no decrease in the number of directors shall affect the term of any director then in office. Any director elected by the holders of a series of Preferred Stock will be elected for the term set forth in the applicable certificate of designation creating such series of Preferred Stock. Subject to the rights of holders of a series of shares of Preferred Stock pursuant to any provisions contained in any certificate of designation creating such series of Preferred Stock, (a) in case of any increase in the number of directors or any vacancy in any class or classes, the additional directorships or vacancies may be filled by a majority of the directors then in office, though less than a quorum, and any director so elected shall hold office until the next annual meeting of stockholders, and until his or her successor shall have been elected and qualified, and (b) any or all of the directors may be removed for or without cause by the stockholders, by the affirmative vote of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, if a director’s term was scheduled at the time of its commencement to extend beyond the next succeeding annual meeting of stockholders of the Corporation, such director may be removed only for cause and only by the affirmative vote of the holders of record of at least a majority of the voting power of the outstanding shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.

3. The amendment effected hereby has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Exhibit 3.1

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by the undersigned as of the 28th day of December, 2021, who affirms that the statements made herein are true under the penalties of perjury.

COMTECH TELECOMMUNICATIONS CORP.

By: /s/ Nancy Stallone
Name: Nancy Stallone
Title: Secretary